As filed with the Securities and Exchange Commission on September 28, 2006

Registration No. 333-134645

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

To

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

SUMTOTAL SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	42-1607228
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1808 North Shoreline Boulevard

Mountain View, California 94043

(650) 934-9500

(Address, including zip code, and telephone number, including area code, of Registrants’ principal executive offices)

Erika Rottenberg, Esq.

Senior Vice President, General Counsel and

Secretary

SumTotal Systems, Inc.

1808 North Shoreline Boulevard

Mountain View, California 94043

(650) 934-9500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Katharine A. Martin, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

(650) 493-9300

Approximate date of commencement of proposed sale to the public: From time to time, after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement relating to these securities that has been filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

(Subject to Completion, Dated September 28, 2006)

PROSPECTUS

$75,000,000

SUMTOTAL SYSTEMS, INC.

By this prospectus, we may offer, from time to time —

• Common Stock • Preferred Stock • Warrants • Debt Securities

We may offer from time to time common stock, preferred stock, warrants to purchase common stock and debt securities that may include any or all of these securities or securities of other entities for an aggregate initial offering price of $75,000,000. The debt securities, preferred stock and warrants may be convertible into or exercisable or exchangeable for common or preferred stock or other securities of our company or debt or equity securities of one or more other entities. You should read this prospectus and any supplement carefully before you invest. Our common stock is quoted on the NASDAQ Global Market under the symbol “SUMT.”

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. In addition, shares of common stock may be offered and sold by selling securityholders to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to debt securities. The specific terms of any debt securities and the terms of any other securities to be offered will be described in a supplement to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated                     , 2006

No person has been authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement in connection with the offering described in this prospectus and any accompanying prospectus supplement, and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither this prospectus nor any prospectus supplement shall constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference in this prospectus or in any prospectus supplement is correct as of any date subsequent to the date of this prospectus supplement or of any prospectus supplement.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities offered by us. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in the prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superceded by the information in the prospectus supplement.

The prospectus supplement to be attached to the front of this prospectus may describe, as applicable: the terms of the securities offered, the initial public offering price, the price paid for the securities, net proceeds and the other specific terms related to the offering of these securities.

You should only rely on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

THE COMPANY

Overview

We are the largest worldwide provider of learning and business performance technologies and services. Our solutions are uniquely focused on helping organizations harness and manage mission-critical intellectual power to solve real-world business problems and produce significant bottom-line results. We specialize in helping these organizations create, deliver, and analyze learning and information in order to enhance workforce performance, build strategic relationships with their customers and partners and realize new revenue streams. Our solutions are helping hundreds of corporations and government agencies around the world achieve measurable improvement in business results in vital areas such as sales readiness and new product launch, customer education and sales channel effectiveness, certification and regulatory compliance, Enterprise Resource Planning, or ERP, and Customer Relationship Management, or CRM, system rollout training, customer service and call center improvement, and organizational development and corporate university education.

Our core offering, the SumTotal Systems Enterprise Suite 7.0 and 7.1, or the SumTotal 7.x Series, is an integrated suite of software applications that combines learning management, learning content management, in-depth analytics and other mission-critical, standards-based learning applications on a single, integrated platform. With our suite and our related software products, services and content, organizations can improve productivity and increase revenue by creating, managing and delivering timely information and training across their extended enterprise of employees, suppliers, distributors and customers. Individuals can collaboratively develop and share content over the web, and communicate in real-time in virtual classrooms or online meetings. Most importantly, organizations can report, measure and analyze the impact of training on desired business results in order to effectively target learning activities. SumTotal 7.x Series is a web-based system that is designed to be open, flexible and scalable and easily configured to adapt to unique customer needs.

We provide our enterprise learning products and services to large customers across a broad range of geographies and industries, with over 60 of the Fortune 100 among our clients. We serve clients in industries such as financial services, health care, computer software, manufacturing, media, natural resources, networking, telecommunications, transportation, utilities, government and education.

Corporate Information

We were originally incorporated as Asymetrix Corporation in the state of Washington in 1984 and have developed and marketed a wide range of software products. In 1995, we began to focus our business on the enterprise learning market and released our first authoring tool focused specifically on the creation of online learning content. We created our first learning management system in 1997 and our first web-based collaborative content development system in 1999. As a result of our decision to focus on the enterprise learning market, we divested several product lines and made a number of acquisitions to strengthen our position in this market, and we changed our name to Asymetrix Learning Systems, Inc. In connection with our initial public offering in June 1998, we reincorporated as a Delaware corporation and in 2001 we changed our name to Click2learn, Inc. In 2001, we acquired IntelliPrep Technologies, Incorporated, to strengthen our product offerings for the enterprise learning market, resulting in the initial release of the Aspen product suite in September 2001.

On March 18, 2004, we merged with Docent, Inc. to form SumTotal Systems, Inc. For accounting purposes, the merger was treated as an acquisition by Click2learn of Docent. Docent, Inc. was incorporated in Delaware in 1997 and had its initial public offering on September 29, 2000. The two companies entered into an Agreement and Plan of Reorganization on October 20, 2003, and completed the merger on March 18, 2004. In that transaction, each issued and outstanding share of Click2learn’s and Docent’s common stock was exchanged for 0.3188 and 0.7327 shares of SumTotal Systems’ common stock, respectively. The transaction was a tax-free reorganization for United States tax purposes. For the remainder of 2004, we focused our offerings to those related to the Docent and Aspen product lines. In the fourth quarter of 2004, we delivered the integrated product platform, launching the SumTotal 7.x series.

In order to expand our market leadership and vertical industry strength, we acquired Pathlore Software Corporation on October 4, 2005. According to industry analysts, the acquisition brought together the leaders in revenue and customer count. The combination is expected to offer Pathlore customers access to our broader enterprise suite of product capabilities and expanded global support as well as extend our reach into key segments, including state government, health care, and the rapidly growing middle-market. Pathlore shareholders received approximately $29.3 million in cash and four million shares of our common stock. With this acquisition, we now have over 1,500 customers and 17 million licensed users worldwide.

We maintain executive offices and principal facilities at 1808 North Shoreline Boulevard, Mountain View, California 94043. Our telephone number is (650) 934-9500. We maintain a website at www.sumtotalsystems.com. Investors can obtain copies of our Securities and Exchange Commission, or SEC, filings from our site free of charge, as well as from the SEC website at www.sec.gov.

RISK FACTORS

Factors That May Affect Future Results of Operations

Set forth below and elsewhere in this prospectus and in other documents we file with the SEC are risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements contained in this prospectus. All forward-looking statements included in this prospectus are based on information available to us on the date hereof. We assume no obligation to update any forward-looking statement.

We have a history of losses, we expect future losses on a Generally Accepted Accounting Principles (“GAAP”) basis, and we may not achieve GAAP profitability on a consistent basis.

We expect to continue to derive substantially all of our revenue from the licensing of our new business performance and learning technology software family of products, the SumTotal 7.x Series, as well as our legacy products, Aspen Learning Management Server and Aspen Learning Content Management Server, Docent Learning Management Server and Docent Learning Content Management System, and Pathlore products (“Legacy Products”) and related services, including without limitation, maintenance, services and hosting. We do not expect revenues from these product offerings to be sufficient to achieve and maintain U.S. GAAP profitability on a consistent basis. With the exception of the Pathlore mainframe products which we acquired in the fall of 2005, we began to transition our Legacy Products to our SumTotal 7.x Series and services related to these offerings at the end of the fourth quarter of 2004 and beginning the first quarter of 2005. If we fail to continue to generate adequate revenues from the SumTotal Systems Suite and related services, we will continue to incur losses. In addition, in the future, we expect to continue to incur additional non-cash expenses relating to the amortization of unvested deferred compensation and purchased intangible assets that will contribute to our net losses. Further, starting with the first quarter of fiscal 2006, we have been required to record as an expense charges related to all unvested current outstanding and future grants of stock options in our reported results from operations in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payments, which was issued by the Financial Accounting Standards Board (“FASB”) in December 2004. This has had the impact of increasing our reported expenses and our U.S. GAAP losses. As a result of all of the foregoing, we expect to incur additional U.S. GAAP basis expenses related to stock-based compensation awards for the foreseeable future and these future expenses will adversely impact our ability to achieve profitability on a U.S. GAAP basis. Continued losses or failure to meet or exceed our forecasts or industry analysts’ projections could cause the price of our common stock to decline.

Our operating results are uncertain and may fluctuate significantly from quarter to quarter or year to year, which could negatively affect the value of your investment.

We have experienced substantial fluctuations in operating results on a quarterly and annual basis and expect these fluctuations will continue in the future. Our operating results may be affected by a number of other factors, including: (1) the size and timing of product orders and the timing and execution of professional services engagements for SumTotal 7.x Series and the Legacy Products; (2) the mix of revenue from products and services; (3) the ability to meet client project milestones; (4) market acceptance of our products and services, especially SumTotal 7.x Series and related services; (5) failure to complete fixed-price professional services engagements within budget, on time and to clients’ satisfaction; (6) ongoing costs and efforts in connection with compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Section 404”); (7) the timing of revenue and expense recognition; (8) the overall movement toward industry consolidation among both our competitors and our customers; (9) recognition of impairment of existing assets; and (10) how well we execute on our strategy and operating plans.

Our future revenue is difficult to predict, and we may not be able to adjust spending in response to revenue shortfalls. Our limited operating history with our current business performance and learning management solutions, and the rapidly evolving nature of the business performance and learning management market make prediction of future revenue and expenses difficult. Expense levels are based, in part, on expectations as to future revenue and are basically fixed in the short-term. Other expenses, as a result of changes in the law or otherwise, such as expenses related to litigation or compliance with Sarbanes-Oxley Section 404, may also increase and cause us to fall short of our forecasts. If we are unable to predict future revenue accurately, including, in particular, the timing of future revenue, we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, and may therefore fall short of our forecasts. Failure to meet our forecasts or industry analysts’ expectations would likely cause a decline in the price of our common stock.

Risk of Impairment of Goodwill and Intangible Assets

Goodwill represents the excess of costs over the net fair value of net identifiable assets acquired in a business combination. Goodwill is not amortized, but is instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. Intangible assets with estimable useful lives are amortized over their respective estimated useful lives to their estimated residual values using straight-line and accelerated methods designed to match the amortization to the benefits received where applicable. They are reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. Recoverability of goodwill is measured by a comparison of the carrying amount of a reporting unit, which is a component representing a segment or one level below a segment, to the estimated undiscounted future cash flows expected to be generated by the reporting unit. If the carrying amount of a reporting unit, after any adjustments required for other long-lived assets, exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the unit exceeds its fair value.

Purchased intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to the estimated undiscounted future cash flows expected to be generated by the asset group. If the carrying amount of an asset group exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset group exceeds the fair value of the asset group.

Any significant adverse changes to the key assumptions about acquired businesses and their prospects or an adverse change in market conditions could result in a change to the estimation of fair value that could result in an impairment charge. Given the significance of the intangible asset balances as a percent of our total asset balance, an adverse change to the estimated fair value of intangible assets could result in an impairment charge that would be material to our reported results from operation and related financial statements.

Sales cycles are lengthy, requiring considerable additional investment with no assurance of generating revenue from our efforts.

The period between our initial contact with a potential customer and a customer’s purchase of our products and services is lengthy, is getting longer, and often extends over several fiscal quarters or a fiscal year. To sell our products and services successfully, we generally must educate our potential customers regarding the use and benefits of our products and services, which typically requires significant time, capital and other resources. The delay or failure to complete sales in a particular quarter could reduce our revenue in that quarter, as well as subsequent quarters over which revenue for the sale would likely be recognized. If the sales cycle unexpectedly lengthens in general or for one or more large orders, it would negatively affect the timing of our revenue, and our revenue growth would be harmed. Many of our potential customers are large enterprises that generally take longer than smaller organizations to make significant business decisions, and the formation and execution of even a relatively small number of large contracts with these enterprise customers may have a significant impact on our revenues. In addition, we must allocate and expend resources prior to completing a sales transaction, with no guarantee that a particular sales transaction will be consummated, resulting in a failure to generate any revenue from these activities if the particular sales transaction is not consummated and potentially affecting our stock price as well.

Our operating results may be affected by successful warranty claims, refund requests, litigation claims for breach of contract or other claims related to product defects.

Although we generally attempt to contractually limit our liability for damages arising from defects and other mistakes in rendering professional services, these contractual protections are not always obtained and may not be enforced or otherwise may not protect us from liability for claims such as warranty claims, refund claims, or litigation claims. If such a claim is successful, our insurance may not be sufficient to cover these claims. Any of these consequences could have a material adverse impact on our financial condition, results of operations, our reputation, or the market value of our common stock.

Any future acquisitions we make, or attempt to make, could disrupt our business and harm our financial condition if we are not able to timely and successfully close the acquisition or successfully integrate acquired businesses and technologies.

We have made and may continue to make acquisitions of business and technologies to enhance our business. Acquisitions involve numerous risks, including problems combining the purchased operations and key employees, technologies or products, unanticipated costs, diversion of management’s attention from our core business, adverse effects on existing business relationships with suppliers and customers, risks associated with entering markets in which we have no or limited prior experience and potential loss of key employees. The integration of businesses that we have acquired or that we may acquire in the future into our business has been and will continue to be a complex, time consuming and expensive process. Failure to operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices could adversely impact the success of any business combination as evidenced in previous combination and acquisition transactions. For example, although we completed the combination of Docent and Click2learn in March 2004, the difficulty in integrating financial controls and procedures contributed to our failure to timely file our Annual Report on Form 10-K with the SEC for fiscal 2004. We are in the process of integrating Pathlore’s financial controls into ours, and we may experience problems with this integration. Moreover, the integration of the products, product roadmap, and operations from the combination of Docent, Click2learn and Pathlore is a continuing activity and will be for the foreseeable future.

Our operating results may suffer because of acquisition-related expenses, amortization of intangible assets and impairment of acquired goodwill or intangible assets. Furthermore, we may have to incur debt or issue equity securities to pay for any future acquisitions, or to provide for additional working capital requirements, the issuance of which could be dilutive to our existing shareholders. If we are unable to successfully address any of these risks, our business, financial condition or operating results could be harmed.

There can be no assurance that we will be able to timely close other acquisitions, or other business combinations we may make in the future on favorable terms or on a timely basis, or that we will be able to successfully integrate Pathlore or any other businesses, products, technologies or personnel that we might acquire and failure to do so may negatively affect our financial results, customer, employee and investor confidence, and ultimately our stock price.

Our credit facility requires compliance with certain restrictive covenants, and if we breach the covenants, we will be in default and the lender could demand repayment and foreclose on the loan.

The credit facility we established in conjunction with our acquisition of Pathlore requires compliance with certain restrictive covenants. If we cannot achieve the financial results necessary to maintain compliance with these covenants, we could be declared in default and be required to sell or liquidate our assets to repay outstanding debt of approximately $16.4 million. These covenants include, but are not limited to, earnings before interest, taxes, depreciation and amortization (“EBITDA”) levels, leverage ratios, and restrictions related to capital expenditures, indebtedness, distributions, investments, and change of control. There is no test of the financial covenants if the company maintains a minimum balance of at least $15.0 million between qualified cash accounts (accounts pledged to the lender) and excess availability under the revolver. As of June 30, 2006, we had

$21.6 million comprising $16.6 million in qualified cash accounts and $5.0 million in excess availability under the revolver and therefore no test of the covenants was required. In the event that our qualified cash balance falls below the $15.0 million threshold and it cannot achieve the financial results necessary to maintain compliance with these covenants, we could be declared in default and be required to sell or liquidate its assets to repay outstanding debt of approximately $15.3 million. If we breach any of these covenants, the lender could demand repayment of the outstanding debt and could foreclose upon all or substantially all of our assets and the assets of our subsidiaries. These covenants may adversely affect our ability to finance future operations, potential acquisitions or capital needs or to engage in other business activities that may be in our interest. As a result of our credit facility, we may have more debt than some of our competitors, which could place us at a competitive disadvantage and make us more susceptible to downturns in our business in the event our income is not sufficient to cover our debt service requirements. Even if we are able to repay the debt, under the terms of the credit facility, there are penalties for making pre-payments that would otherwise save us substantial future interest payments. The forced premature repayment of the loan could leave us without: (1) the ability to control which assets are sold to satisfy the loan; and (2) sufficient assets to continue as a going concern. Each of these risks may cause concern among our customers or investors and therefore cause a decrease in our revenues or stock price.

Our business may not generate the cash needed to finance our operations or growth, and for that and other reasons we may need additional financing in the future, which we may be unable to obtain.

Our recent acquisition of Pathlore decreased our cash position. If our business does not generate the cash needed to finance our operations or growth, including potential business acquisitions, we may need to obtain additional financing or take steps to restrict our operations in order to conserve existing cash. In addition, poor financial results or unanticipated expenses could give rise to additional financing requirements. We may be unable to obtain financing on terms favorable to us, or at all. Further, it may be more difficult to obtain additional financing because of our credit facility. If we need to obtain financing and adequate funds are not available or are not available on acceptable terms, we may be required to make further expense reductions, which could significantly restrict our operations and limit our ability to enhance our products, fund expansion, respond to competitive pressures or take advantage of business opportunities, thereby resulting in a decrease in our revenues and stock price.

Our products contain defects, and, if we cannot fix any material defects in a timely fashion, we may need to halt further sales or shipments of our products, delay introduction of new products, and/or account for warranty claims.

Our product offerings, both current and future, are complex and often contain defects, including software and process errors, incorrect code, faulty error handling, incomplete use cases, known and unknown, despite internal and third party testing. New product offerings contain new features and functionality, which result in a greater likelihood of defects, and frequently, defects are undetected until the period immediately following introduction and initial shipment of new products or enhancements to existing products. For example, although we attempted to discover and resolve all defects in our new product line that we believed would be considered serious by our customers before shipment to them, SumTotal 7.x Series is not error-free and some customers have notified us that they consider some of the defects in the SumTotal 7.x Series to be serious.

In addition, our products include third party software, and any defects in third party software that we incorporate in our products will compromise our products. It may be difficult for us to correct any errors in third party software because the software is not within our control. Accordingly, our revenue could decrease and our costs could increase in the event of any errors in this technology. Furthermore, we may become subject to legal claims related to defects in our products, including defects in licensed technology, based on product liability, infringement of intellectual property or other legal theories. The defects, some of which were unknown to us, some which may yet to be discovered, and others of which may manifest themselves in future releases of our products, could cause performance problems and result in material adverse financial consequences to our customers and us, including without limitation, delay in recognizing, declining or lost revenues and delay in customer acceptance.

If we fail to successfully manage our product transition to, or fail to successfully deploy upgrades to our SumTotal 7.x Series on a timely basis, our business and financial results will be harmed.

We introduced SumTotal 7.0 in late December 2004, SumTotal 7.1 in April 2005, SumTotal 7.2 in April 2006, and plan to launch subsequent product releases over the next year. We face numerous risks relating to product transitions, including customers delaying their purchasing decision until they have confidence in our new product and until we have proven we can successfully install and implement SumTotal 7.x Series. Due to the product transition, we may be unable to accurately forecast revenue from product sales and related services, the number and severity of defects and increased support requirements due to the complexity of the new product. In order to successfully market and sell the product, we must ensure broad-based cooperation from and coordination between multiple departments, including engineering and marketing, and from multiple geographic regions, including Bellevue, Washington, Mountain View, California, and Hyderabad, India. If we fail to successfully manage the transition to this new product offering, our business and financial results may be adversely affected, which may cause a decline in the price of our common stock.

Our lack of product diversification, and our reliance on the SumTotal Systems Suite, means that any decline in price or demand for our products and services would seriously harm our business.

We expect SumTotal Systems Suite and, in particular, our new product, SumTotal 7.x Series and successor products and related services to continue to account for a significant majority of our revenue for the foreseeable future. Consequently, a decline in the price of, or demand for, the SumTotal Systems Suite and successor products or services, or their failure to achieve broad market acceptance, would seriously harm our business and would likely result in the decline of our common stock.

Our intellectual property is subject to, and may be subject to, legal challenges or unauthorized use or claims of infringement, any of which could diminish the value of our products and services or deter customers from purchasing our products.

Our success depends in large part on our proprietary technology. We rely on a combination of copyrights, trade secret and trademark laws, contractual restrictions, restrictions on disclosure and other methods to protect our proprietary technology. These legal protections afford only limited protection for our technology. We hold only three issued patents underlying the products developed by Docent prior to the merger of Docent and Click2learn, and do not hold patents for any of the technology underlying Click2learn’s legacy Aspen product offering, any of the technology acquired in the Pathlore acquisition, nor any patents for SumTotal 7.x Series. Furthermore, effective protection of intellectual property rights is unavailable or limited in certain foreign countries. It may also be possible for third parties to copy or otherwise obtain and use our intellectual property or trade secrets without our authorization and it may be possible for third parties to independently develop substantially equivalent intellectual property. We cannot assure you that the protection of our proprietary rights will be adequate or that our competitors will not independently develop similar technology, duplicate our products and services or design around any patents or other intellectual property rights we hold. Consequently the value of our products and services to our customers could diminish substantially.

From time-to-time, we are involved in legal proceedings or threats of legal proceedings. Litigation is expensive to defend and even the threat of legal proceedings diverts management attention from operating our business and causes increases in our expense levels. In addition, from time-to-time, we have received, and may in the future receive, threatening letters and notice of claims of infringement of other parties’ proprietary rights. Such claims could result in costly litigation and could divert management and technical resources. They could also delay product shipment or require us to develop non-infringing technology or enter into royalty or licensing agreements, which agreements may not be available on reasonable terms, or at all. In the event of an adverse judgment against us (including a judgment or settlement which may impose adverse conditions on us), we may be required to cease shipping, to pay damages, to license technology on terms that may not be favorable to us or to alter our technology, website or software products, any of which may adversely affect our operating results and cause us to meet our forecasts or industry analysts’ forecasts, thereby causing a possible decline in the price of our common stock.

Our products include third party technology, the loss of which could materially harm our business.

We use some licensed third party technology components in our products. Future licenses to this technology may not be available to us on commercially reasonable terms, or at all. The loss of or inability to obtain or maintain any of these technology licenses could result in delays in the introduction of new products or could force us to discontinue offering portions of our business performance and learning management solutions until equivalent technology, if available, is identified, licensed and integrated.

Security and privacy breaches could subject us to litigation and liability.

We host certain of our customers’ business performance and learning management software implementations and provide access to that software using the Internet. Computer viruses could be introduced into our systems or those of our customers, which could disrupt the operation of our hosting systems or make them inaccessible to users and we depend on third parties to provide key components of our networks and systems and Internet service providers and telecommunications companies and the efficient operation of their computer networks and other computer equipment to enable customers to access and use hosted software implementations.

We could become subject to litigation and liability if third parties penetrate security for our hosting systems or otherwise misappropriate our users’ confidential information, or if customers are unable to access and use hosted software implementations. Advances in computer capabilities, new discoveries in the field of cryptography or other technological events or developments could result in compromises or breaches of our security systems. Anyone who circumvents our security measures could misappropriate proprietary information or cause interruptions in our services or operations. We may be required to expend significant capital and other resources to protect against the threat of security breaches or service interruptions or to alleviate problems caused by breaches or service interruptions. Each of our key third party networks and systems component providers, Internet service providers and telecommunications companies partners has experienced significant outages in the past and could experience outages, delays and other difficulties due to system failures unrelated to our systems, which could cause our customers to believe we were at fault and withhold payments due to us, decreased revenue and a decline in the price of our stock.

We are facing significant resource constraints in our professional services group.

We expect revenue from our professional services group to continue to grow in terms of absolute dollars and as a percentage of our total revenue. For instance, in fiscal 2005, professional services consulting revenue was approximately 24% of our overall revenue. At times, the demand for our professional services exceeds our available resources. Even if we are successful in recruiting additional professional services personnel, which we may not be, it will take time for the new personnel to become familiar with our products and to integrate into our company. As such, we may not be able to meet customer demands, thereby causing potential delays in, or adverse decisions in, purchasing decisions or upgrade challenges, causing customer dissatisfaction and potential warranty or breach of contract claims, which may harm our operating results and result in a decline in the price of our common stock.

Our disaster recovery plan does not include redundant back-up computer systems, and a disaster could severely damage our operations.

Our disaster recovery plan does not include redundant back-up computer systems at an alternate site. A disaster could severely harm our business because our computer systems could be interrupted for an indeterminate length of time. Our operations depend on our ability to maintain and protect the computer systems needed for our day-to-day operations. A number of these computer systems are located in Mountain View, California on or near known earthquake fault zones and flood plains. Although these systems are designed to be fault tolerant, they are vulnerable to damage from fire, floods, earthquakes, power loss, telecommunications failures and other events. Any damage to our facility could lead to interruptions in the services we provide to our customers and loss of customer information, and could impair our ability to operate our business, leading customers to withhold payments due to us and decreased revenue. The business interruption insurance we maintain may not be adequate to cover our losses resulting from disasters or other business interruptions, which would result in increased expenses and a possible decline in our stock price as well.

Terrorism and U.S. military actions may adversely affect our business.

In light of recent terrorist activity, political and military instability, and existing and possible U.S. military actions, significant instability and uncertainty in the world may continue to have a material adverse effect on world financial markets, including financial markets in the U.S. In addition, such adverse political effects may have an adverse impact on economic conditions in the U.S. Unfavorable economic conditions in the U.S. may have an adverse effect on our business operations including, but not limited to, our ability to expand the market for our products, obtain financing as needed, enter into strategic relationships and effectively compete in the business performance and learning management markets. Such consequences may lead to a decrease in demand for our products and services and as a result our stock price may suffer.

We may not be able to adapt to rapidly changing technology and evolving industry standards and if, as a result, our products become obsolete or there is a delay in meeting our customer needs, we would lose market share.

The business performance and learning management software market is characterized by rapidly changing technologies, frequent new product and service introductions, short development cycles and evolving industry standards. The introduction of new products and services embodying new technologies and the emergence of new industry standards may render our products and services obsolete. Our success depends on our ability to adapt to a rapidly changing landscape and to offer new products and services to address our customers’ changing demands. We may experience difficulties that delay or prevent the successful design, development, introduction or marketing of our products and services. To the extent we in fact experience such delays, we may experience difficulty in attracting new customers and may lose existing customers.

Market acceptance of new platforms and operating environments may require us to undergo the expense of developing and maintaining compatible product lines.

Although our software products can be licensed for use with a variety of popular industry standard relational database management system platforms, specific operating systems, or other combinations of licensed software, there may be currently existing or future platforms or user interfaces that achieve popularity in the marketplace which may not be architecturally compatible with our software product design. Developing and maintaining consistent software product performance characteristics across all of these combinations could place a significant strain on our resources and software product release schedules, which could adversely affect revenue and results of operations. To maintain software performance across accepted platforms and operating environments, to achieve market acceptance of those that we support, or to adapt to popular new ones, our expenses may increase and our sales and revenues may be adversely affected.

The business performance and learning managed software market is highly competitive, and we may be unable to compete successfully.

The market for our products and services is intensely competitive, dynamic and subject to rapid technology change. While we believe there is a trend toward market consolidation, the business performance and learning management software market is still highly fragmented and competitive, with no single company accounting for a dominant share of the market.

Our competitors vary in size, scope and the breadth of products and services offered. We face competition from: (1) other developers of business performance and learning technology systems; (2) providers of other business performance and learning technology solutions; (3) vendors of other enterprise software applications that are beginning to offer learning delivery and management functionality; (4) large professional consulting firms and in-house information technology departments; and (5) developers of web authoring tools. Additionally, companies may choose to develop their own business performance and learning management software internally rather than acquiring it from third parties.

There are relatively low barriers to entry in the business performance and learning technology market, and we expect the intensity of competition to increase in the future. Increased competition may result in price reductions, reduced gross margins or loss of market share, any of which could seriously harm our business and financial results.

In addition, some of our existing and potential competitors have longer operating histories and significantly greater financial, technical, marketing and other resources and therefore may be able to respond more quickly to new or changing opportunities, technologies, standards and customer requirements to compete more aggressively on pricing, or to sustain prolonged periods of negative cash flows and unfavorable market conditions. We may not be able to compete successfully against our current and future competitors, and competitive pressures that we encounter may seriously harm our business.

The business performance and learning management software market may not grow to a sufficient size or at a sufficient rate to sustain our business.

Corporate training and education historically have been conducted primarily through classroom instruction. Although technology-based training applications have been available for many years, they currently account for only a small portion of the overall corporate learning market. Accordingly, our success will depend on the extent to which companies implement business performance and learning management software solutions for the design, development, delivery and management of their corporate learning needs.

Many companies that have already invested substantial resources in traditional training methods may be reluctant to adopt a new strategy that may limit or compete with their existing investments. Even if companies implement business performance and learning management software solutions, they may still choose to develop such solutions internally. If the use of business performance and learning management software does not become widespread, or if companies choose to develop such software internally rather than acquiring it from third parties, then our business performance and learning management software may not be commercially successful.

Our stock price has been and may continue to be volatile.

The trading price of our common stock has been and is likely to continue to be highly volatile. Our stock price is subject to continued fluctuations in response to a number of factors, including: (1) actual or anticipated variations in quarterly operating results; (2) changes in financial estimates or recommendations by securities analysts; (3) compliance with Sarbanes-Oxley and, in particular, Sarbanes-Oxley Section 404, including the cost of identifying and remedying significant deficiencies and material weaknesses in our internal controls; (4) conditions or trends in business performance and learning management markets; (5) announcements by us or our competitors of significant customer wins, technological innovations, new products or services, significant acquisitions, strategic partnerships, joint ventures or capital commitments; (6) failure to accurately forecast our sales, especially since we rely on the sales of a small number of relatively large orders; (7) the seasonal fluctuations of our customers’ buying decisions; (8) additions or departures of key personnel, including the recent departure of our President, and; (9) general market conditions.

Fluctuations in the price and trading volume of our common stock may prevent stockholders from reselling their shares above the price at which they purchased their shares.

In addition, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation, and we may be the target of this type of litigation in the future. Securities litigation, like other litigation against us could result in substantial costs, negative publicity and divert our management’s attention, which could seriously harm our business and stock price.

Our recent stock performance may impair the carrying value of our goodwill and intangible assets.

Our common stock has declined from $8.00 per share on the first trading day following March 18, 2004 when the acquisition of Docent was completed, to $6.32 per share at the close of market on May 1, 2006. The carrying value of our goodwill and intangible assets on March 31, 2006 was $62.3 million and $23.4 million, respectively. A further sustained decline in our stock price could help trigger an impairment analysis, which then might result in an impairment based not only on stock price but other factors.

We have experienced and may continue to experience turnover of senior management and key personnel, which could harm our business or operations and competition for other personnel is competitive and getting more competitive.

Our success depends to a significant degree on the performance of the senior management team and other key employees. While our Section 16 officers were granted two-year retention agreements in October 2005, around the time our former chief executive officer resigned, there is no guarantee that such officers, as well as other employees, will remain employed with us. The loss of any of these individuals could harm our business. We do not have employment agreements other than offer letters with our executives or with any other key employee, and we do not maintain key person life insurance for any officer or key employee.

Our success also depends on our ability to attract, integrate, motivate and retain highly skilled technical, sales and marketing and professional services personnel. Competition for qualified personnel in the software industry, particularly engineering and other technical personnel, is intense and is increasing, and there can be no assurance that we will be able to attract and retain highly skilled employees in sufficient numbers to sustain our current business or to support future growth.

A substantial amount of our engineering activities are based in Hyderabad, India and are subject to contingencies and delays that aren’t typically experienced with stateside engineering efforts.

We rely significantly on our engineering operations in Hyderabad, India to enable us to complete customer implementation projects and new releases of our products on time and within established budgets.

Our efforts in Hyderabad and elsewhere abroad are subject to a number of risks inherent in international operations, including: (1) difficulties and costs of recruiting and retaining qualified engineers and other personnel in our foreign offices; (2) different learning styles and cultures; (3) intense and increasing competition from other technology companies with regard to hiring and retaining qualified personnel; (4) increasing growth and development of the technology market in India generally, and in Hyderabad specifically, increasing competition and costs of hiring and retaining qualified personnel; (5) numerous and potentially conflicting regulatory requirements; (6) export controls; (7) import tariffs and other barriers to trade, changes in laws or governmental policies; (8) reduced protection of intellectual property rights; (9) regional political and economic instability; (10) challenges with reliability in our infrastructure, given that India does not have the same scale and reliability of overall infrastructure relative to stateside; and (11) fluctuations in currency exchange rates which could adversely impact our reported other income and expense.

If our India or other overseas operations fail, for any reason, to provide adequate and timely product enhancements, updates and fixes to us or customer implementations, our ability to fix defects in our SumTotal 7.x Series, our ability to develop new versions of our SumTotal 7.x Series, and our ability to respond to customer or competitive demands would be harmed and we would lose sales opportunities and customers.

In addition, our engineering efforts are based primarily out of two offices: Bellevue, Washington and Hyderabad, India. If the two offices fail to work together successfully, we may experience delays in fixing defects in SumTotal 7.x Series, customer implementations, or in developing and releasing future versions of our product.

We rely on independent partners and third parties to help conduct our international operations and provide engineering services, including product development and customer implementation and sales and marketing efforts.

We rely on independent partners such as distributors, alliance partners, value-added resellers, and system integrators to help conduct our international operations and sales and marketing efforts in many foreign countries. We also use independent third parties to provide engineering services. Moreover, we expect to increasingly rely on these independent partners for the product development, customer implementation, distribution and sale of our branded products globally. Our success in international markets consequently will depend to a large degree on the success of these independent partners, with whom we have a limited working experience and over whom we have little control. If they are unwilling or unable to dedicate sufficient resources to our relationships, our international operations will suffer so our future success will depend in part on our ability to attract, train and motivate new distributors, resellers, alliance partners and systems integrators and expand our relationships with current independent partners. We may not be successful in expanding our distributor and reseller relationships, and our sales would suffer as a result. Further, we will be required to invest significant additional resources in order to expand these relationships, and the cost of this investment may exceed the revenues generated from this investment.

The operations of these partners are based outside the U.S. and are therefore subject to risks distinct from those that face U.S.-based operations, including: (1) the burden of complying with a variety of foreign laws; (2) language barriers; (3) longer payment cycles and greater difficulty in collecting accounts receivable; (4) reduced protection of intellectual property rights; (5) fluctuating exchange rates; (6) price controls and other restrictions on foreign currency; (7) military action or political upheaval in the host countries which could force these partners to terminate the services they are providing to us or to close their operations entirely; and (8) social unrest or disturbances.

Our internal controls and procedures are not effective and may not be adequate to prevent or detect misstatements or errors, which could cause us to have to restate our financial statements and cause our stock price to decline or subject us to costly litigation.

A control system, no matter how well conceived or operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Our management does not expect that our internal controls and procedures will prevent all errors and all fraud because, in addition to resource constraints, there are inherent limitations of all control systems, including the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls and procedures can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of a control or procedure. The design of any system of controls and procedures is also based in part on certain assumptions about the likelihood of future events and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Because of the inherent limitations in a control system, misstatements due to error or fraud may occur and not be detected. In such event, we may not be able to recognize revenue we expected to recognize; we may not be able to meet our forecasts or industry analysts’ projections; or we may be the subject of litigation, each of which would likely harm our financial results and may result in a decline in the price of our common stock.

Standards for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 are burdensome and uncertain, and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, our management is required to report on, and our independent registered public accounting firm to attest to, the effectiveness of our internal controls over financial reporting, at least annually. The rules governing the standards that must be met for management to assess our internal controls over financial reporting are new, complex and subject to proposed changes.

Currently, the rules require significant documentation, testing and possible remediation of our internal controls over financial reporting. The process of reviewing, documenting and testing our internal controls over financial reporting will likely continue to result in increased expenses and the devotion of significant management and other internal resources. As we did in connection with our report on internal controls in 2004, we may encounter problems or delays in completing the implementation of any changes necessary to make a favorable assessment of our internal controls over financial reporting during fiscal 2006. During this process, if we are unable to effectively remediate our material weaknesses, or if our management identifies one or more material weaknesses in our internal control over financial reporting, we will be unable to assert such internal control is effective, and the price of our stock may suffer.

We were not able to comply with the requirements of Section 404 for fiscal 2004 on a timely basis and had to delay filing our Annual Report on Form 10-K until August 1, 2005. We had numerous material weaknesses, and developed and implemented extensive remediation plans. Although we have reduced the number of material weaknesses in 2005 compared to 2004, we continue to experience material weaknesses which may not as yet been fully remediated, and there is no assurance that our remediation plans will effectively address the material weaknesses, or that such changes in our control procedures will not create other material weaknesses. If our management is unable to assert that our internal control over financial reporting is effective (or if our independent registered public accounting firm is unable to attest that our management report is fairly stated or they are unable to express an opinion on the effectiveness of our internal controls) we may not be able to timely file, or file at all, our periodic financial reports, and thus we will be subject to delisting. Even if we are able to file such reports, investor confidence in the accuracy and completeness of our financial reports may be lost, leading to an adverse effect on the price of our stock.

If we are unable to effectively remediate any additional material weaknesses identified by us or our independent registered public accounting firm, we will be unable to assert such internal control is effective. If internal controls and procedures are determined to be inadequate and ineffective, this may result in a loss of shareholder confidence and adversely impact our stock price.

Recently enacted and proposed changes in securities laws and regulations have increased and are likely to continue to increase our expenses.

Recently enacted and proposed changes in the laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002, have increased, and will continue to increase our expenses as we devote resources to respond to the new requirements. The Sarbanes-Oxley Act mandates, among other things, that companies adopt new corporate governance measures, and it imposes comprehensive reporting and disclosure requirements; sets stricter independence and financial expertise standards for audit committee members; and imposes increased civil and criminal penalties for companies, their chief executive officers, chief financial officers and directors for securities law violations. In addition, the NASDAQ Global Market, on which our common stock is listed, has also adopted comprehensive rules and regulations relating to corporate governance. These laws, rules and regulations have increased and will continue to increase the scope, complexity and cost of our corporate governance, reporting and disclosure practices, which could harm our results of operations and divert management’s attention from business operations. While we are endeavoring to reduce the costs of compliance, compliance is costly due to the necessity of hiring additional personnel and external consultants and our independent registered public accounting firm. For example, we incurred over $4.0 million dollars in fiscal 2005 on compliance costs related to the Sarbanes-Oxley Act which directly increased our general and administrative operating expenses and contributed to our loss from operations in fiscal 2005. We also expect these developments to make it more difficult and more expensive for us to obtain director and officer liability insurance in the future, and we may be required to accept reduced coverage or incur substantially higher costs to maintain coverage. Further, our directors and executive officers could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficultly attracting and retaining qualified directors and executive officers, which could adversely affect our business.

Changes in accounting regulations and related interpretations and policies, particularly those related to revenue recognition and share based payments, could cause us to defer recognition of revenue or recognize lower revenue or to report lower earnings per share.

While we believe that we are in compliance with AICPA Statement of Position (“SOP”) No. 97-2, Software Revenue Recognition, as amended, the AICPA continues to issue implementation guidelines for these standards and the accounting profession continues to discuss a wide range of potential interpretations. Additional implementation guidelines, and changes in interpretations of such guidelines, could lead to unanticipated changes in our current revenue accounting practices that could cause us to defer the recognition of revenue to future periods or to recognize lower revenue.

The FASB issued SFAS No. 123(R), Share-Based Payment, which requires us to recognize as an expense stock-based compensation to employees based on their fair values, and eliminates the ability to account for stock-based compensation using the intrinsic value method in accordance with Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees. As a result, we began recording an expense for our stock-based compensation plans using the fair value method beginning in fiscal 2006, and we have had or may continue to have significant compensation charges. For example, in the first fiscal quarter of 2006, we recorded total stock-based compensation under SFAS No. 123(R) of $1.0 million.

We may become subject to government regulation and legal uncertainties that could result in liability or increase the cost of doing business, thereby adversely affecting our financial results.

We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, such as export control laws. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may become applicable to us or may be adopted in the future with respect to the Internet covering issues such as taxation, user privacy, content, right to access personal data, copyrights, distribution and characteristics and quality of services.

The applicability of existing laws governing issues such as taxation, property ownership, copyrights, and other intellectual property issues, encryption, libel, export or import matters and personal privacy to the Internet is uncertain. The vast majority of these laws were adopted prior to the broad commercial use of the Internet and related technologies. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes to these laws, including some recently proposed changes, could create uncertainty in the Internet marketplace. Such uncertainty could reduce demand for our services or increase the cost of doing business due to increased costs of litigation or increased service delivery costs.

In addition, we could be liable for the misuse of personal information. The Federal Trade Commission, the European Union and certain state and local authorities have been investigating certain Internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if these authorities choose to investigate our privacy practices.

Anti-takeover provisions could make the sale of the company more difficult.

Our certificate of incorporation and bylaws contain provisions that could make it harder for a third party to acquire us without the consent of our board of directors. For example, no potential acquirer would be able to call a special meeting of stockholders to remove our board of directors. A potential acquirer would also not be able to act by written consent without a meeting. In addition, our board of directors has staggered terms that make it difficult to remove all directors at once. The acquirer would also be required to provide advance notice of its proposal to remove directors at an annual meeting. The acquirer would not be able to cumulate votes at a meeting, which would require the acquirer to hold more shares to gain representation on our board of directors than if cumulative voting were permitted.

Subject to its fiduciary duties, our board of directors may in the future adopt a stockholder rights plan. If the board adopts a stockholder rights plan, it may discourage a merger or tender offer involving our securities that is not approved by our board of directors by increasing the cost of effecting any such transaction and, accordingly, could have an adverse impact on stockholders who may want to vote in favor of such merger or participate in such tender offer.

In addition, Section 203 of the Delaware General Corporation Law limits business combination transactions with 15% stockholders that have not been approved by the issuer’s board of directors. These provisions and other similar provisions make it more difficult or impossible for a third party to acquire us without negotiation. These provisions may apply even if the offer may be considered beneficial by some stockholders.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, that involve risks and uncertainties. Any statements contained herein (including without limitation statements to the effect that we or our management “estimates,” “expects,” “anticipates,” “plans,” “believes,” “projects,” “continues,” “may,” or “will” or statements concerning “potential” or “opportunity” or variations thereof or comparable terminology or the negative thereof) that are not statements of historical fact should be construed as forward-looking statements including, without limitation, statements about our expectation regarding future losses on a GAAP basis and fluctuations in our operating results. These statements contain risks or uncertainties described in “Risk Factors” and elsewhere in this prospectus or in any prospectus supplement or amendment to this prospectus. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to combined fixed charges and preferred stock dividends is identical to the ratio of earnings to fixed charges because we have not issued any preferred stock. The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated is as follows:

	Fiscal Year Ended					Six Months Ended June 30, 2006
	December 31, 2001	December 31, 2002	December 31, 2003	December 31, 2004	December 31, 2005
Ratio of earnings to fixed charges (1)	N/A	N/A	N/A	N/A	N/A	N/A

(1)	“Earnings” consist of income (loss) from continuing operations before income taxes plus fixed charges, and “fixed charges” consist of (i) interest on all indebtedness and amortization of debt discount and expense, (ii) capitalized interest and (iii) an interest factor attributable to rentals. The deficiency of earnings to fixed charges to achieve a coverage ratio of 1:1 was $10.8 million, $10.3 million, $6.1 million, $15.8 million, and $11.0 million for the fiscal years ended December 31, 2001, 2002, 2003, 2004 and 2005, respectively. The deficiency of earnings to fixed charges to achieve a coverage ratio of 1:1 was $6.7 million for the six-months ended June 30, 2006.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds to us from the sale of securities offered by us under this prospectus will be used for general corporate purposes and working capital requirements. We may also use all or a portion of the net proceeds to fund possible investments in, and acquisitions of, companies, businesses, partnerships, minority investments, products or technologies. Currently, there are no commitments or agreements regarding such acquisitions or investments. We may also use a portion of the net proceeds to repay or prepay indebtedness under our credit facility with Wells Fargo Foothill entered into in connection with our acquisition of Pathlore Software Corporation. Pending the ultimate use of the proceeds, we intend to invest the net proceeds in money market funds, commercial paper and governmental and non-governmental debt securities with maturities generally up to one year.

We will not receive any proceeds from the sale of securities by selling securityholders, except to the extent that shares of common stock held in an escrow account are sold and the proceeds thereof are paid to us from the escrow account to satisfy an indemnification claim or claims against the selling securityholders. See “Selling Securityholders.”

DESCRIPTION OF CAPITAL STOCK

As of July 31, 2006, our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value. The following is a summary of the material provisions of the common stock and the preferred stock contained in our certificate of incorporation and bylaws. For greater detail about our capital stock, please refer to our certificate of incorporation and bylaws that are filed as exhibits to the registration statement that includes the prospectus.

Common stock

As of July 31, 2006, there were approximately 25,552,690 shares of common stock issued and outstanding.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and nonassessable.

Preferred stock

As of July 31, 2006, there was no preferred stock outstanding.

Undesignated preferred stock

Pursuant to our certificate of incorporation, our board of directors has the authority without further action by our stockholders, to issue one or more additional series of preferred stock. Our board of directors has the authority to fix the number of shares of any series of preferred stock and to determine the designation of any such series. The board of directors is also authorized to determine and alter the powers, rights, preferences and privileges and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of preferred stock. In addition, within the limitations or restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, the board of directors has the authority to increase or decrease, but not below the number of shares of such series then outstanding, the number of shares of any series subsequent to the issue of shares of that series.

The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control without further action by our stockholders and may adversely affect the market price of, and the voting and other rights of, the holders of our common stock.

The prospectus supplement with respect to any issuance of preferred stock will specify:

•	the maximum number of shares;

•	the designation of the shares;

•	the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates, and whether dividends will be cumulative;

•	the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

•	the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of our affairs;

•	any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund;

•	the terms and conditions, if any, for conversion or exchange of shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

•	the voting rights; and

•	any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

Preferred stock, if any, will be fully paid and nonassessable upon issuance.

Delaware Law and Certain Provisions of Our Certificate of Incorporation and Bylaws

Delaware law and our certificate of incorporation and bylaws contain a number of provisions which may have the effect of discouraging transactions that involve an actual or threatened change of control of us. In addition, provisions of our certificate of incorporation and bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his, her or its best interest, including those attempts that might result in a premium over the market price of the shares held by our stockholders.

Delaware Section 203

We are subject to the business combination statute of Delaware law, Section 203. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years from the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained this status with the approval of the board or unless the business combination was approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years owned, 15% or more of the corporation’s voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not later than the sixtieth day nor earlier than the ninetieth day prior to the first anniversary of the preceding year’s annual meeting. If no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder to be timely must be received not earlier than the ninetieth day prior to such annual meeting and not later than the later of the sixtieth day prior to such annual meeting or, if the public announcement of the date of such annual meeting is first made by us fewer than seventy days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made by us. The bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized But Unissued Shares

Authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares could render it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. In addition, the authorization of undesignated preferred stock makes it possible for our board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us.

Term; Filling Vacancies

Our certificate of incorporation and bylaws provide for a classified board with three classes of directors to be elected to staggered three-year terms. Vacancies on our board (including vacancies created by an increase in the number of directors) may be filled only by a majority of directors remaining on the board (and not by the stockholders). This provision could prevent a stockholder from obtaining majority representation on the board by enlarging our board and filling the new directorships with its own nominees.

Action by Written Consent of Stockholders

Our certificate of incorporation provides that stockholders may not act by written consent, but may only take action at a duly called annual or special meeting of stockholders. This limitation on the right of stockholders to act by written consent could make it more difficult for stockholders to initiate actions that are opposed by our board. In addition, the inability of stockholders to act by written consent may make it more difficult to change our board and management.

Transfer agent

The transfer agent for our common stock is Mellon Investor Services LLC. Its address is Overpeck Centre, 85 Challenger Road, Ridgefield Park, NJ 07660 and its telephone number is 1-800-522-6645.

Listing

Our common stock is quoted on the NASDAQ Global Market under the symbol “SUMT.”

DESCRIPTION OF THE WARRANTS

General

We may issue warrants for the purchase of our common stock, preferred stock or debt securities or any combination thereof. Warrants may be issued independently or together with our common stock, preferred stock or debt securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants. The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. For the terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series.

Stock warrants

The prospectus supplement relating to a particular series of warrants to purchase our common stock or preferred stock will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the exercise price for the warrants;

•	the dates on which the right to exercise the warrants shall commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the antidilution provisions of the warrants, if any;

•	the redemption or call provisions, if any, applicable to the warrants;

•	any provisions with respect to holder’s right to require us to repurchase the warrants upon a change in control; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of equity warrants will not be entitled:

•	to vote, consent or receive dividends;

•	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

•	exercise any rights as stockholders of SumTotal Systems.

DESCRIPTION OF THE DEBT SECURITIES

The debt securities may be either secured or unsecured and will either be our senior debt securities or our subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a trustee to be specified in an accompanying prospectus supplement. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indenture and the subordinated indenture are called indentures. This prospectus, together with the applicable prospectus supplement, will describe the terms of a particular series of debt securities.

The following is a summary of selected provisions and definitions of the indentures and debt securities to which any prospectus supplement may relate. The summary of selected provisions of the indentures and the debt securities appearing below is not complete and is subject to, and qualified entirely by reference to, all of the provisions of the applicable indenture and certificates evidencing the applicable debt securities. For additional information, you should look at the applicable indenture and the certificate evidencing the applicable debt security that is filed as an exhibit to the registration statement that includes the prospectus. In this description of the debt securities, the words “SumTotal Systems,” “we,” “us” or “our” refer only to SumTotal Systems, Inc. and not to any of our subsidiaries, unless we otherwise expressly state or the context otherwise requires.

The following description sets forth selected general terms and provisions of the applicable indenture and debt securities to which any prospectus supplement may relate. Other specific terms of the applicable indenture and debt securities will be described in the applicable prospectus supplement. If any particular terms of the indenture or debt securities described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement.

General

Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series.

We are not limited as to the amount of debt securities we may issue under the indentures. Unless otherwise provided in a prospectus supplement, a series of debt securities may be reopened to issue additional debt securities of such series.

The prospectus supplement relating to a particular series of debt securities will set forth:

•	whether the debt securities are senior or subordinated;

•	the offering price;

•	the title;

•	any limit on the aggregate principal amount;

•	the person who shall be entitled to receive interest, if other than the record holder on the record date;

•	the date or dates the principal will be payable;

•	the interest rate or rates, which may be fixed or variable, if any, the date from which interest will accrue, the interest payment dates and the regular record dates, or the method for calculating the dates and rates;

•	the place where payments may be made;

•	any mandatory or optional redemption provisions or sinking fund provisions and any applicable redemption or purchase prices associated with these provisions;

•	if issued other than in denominations of U.S. $1,000 or any multiple of U.S. $1,000, the denominations in which the debt securities shall be issuable;

•	if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula;

•	if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or a holder may elect payment to be made in a different currency;

•	the portion of the principal amount that will be payable upon acceleration of maturity, if other than the entire principal amount;

•	if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount or method for determining the amount which will be deemed to be the principal amount;

•	if applicable, whether the debt securities shall be subject to the defeasance provisions described below under “Satisfaction and discharge; defeasance” or such other defeasance provisions specified in the applicable prospectus supplement for the debt securities;

•	any conversion or exchange provisions, including whether cash is payable upon conversion;

•	whether the debt securities will be issuable in the form of a global security;

•	any subordination provisions applicable to the subordinated debt securities if different from those described below under “Subordinated debt securities”;

•	any paying agents, authenticating agents, security registrars or other agents for the debt securities, if other than the trustee;

•	any provisions relating to any security provided for the debt securities, including any provisions regarding the circumstances under which collateral may be released or substituted;

•	any deletions of, or changes or additions to, the events of default, acceleration provisions or covenants;

•	any provisions relating to guaranties for the securities and any circumstances under which there may be additional obligors; and

•	any other specific terms of such debt securities.

Unless otherwise specified in the prospectus supplement, the debt securities will be registered debt securities. Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at time of issuance is below market rates. The U.S. federal income tax considerations applicable to debt securities sold at a discount will be described in the applicable prospectus supplement.

Exchange and transfer

Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

In the event of any partial redemption of debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

Initially, we will appoint the trustee as the security registrar. Any transfer agent, in addition to the security registrar initially designated by us, will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•	be registered in the name of a depositary, or its nominee, that we will identify in a prospectus supplement;

•	be deposited with the depositary or nominee or custodian; and

•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

•	an event of default is continuing with respect to the debt securities of the applicable series; or

•	any other circumstance described in a prospectus supplement has occurred permitting or requiring the issuance of any such security.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indentures. Except in the above limited circumstances, owners of beneficial interests in a global security will not be:

•	entitled to have the debt securities registered in their names;

•	entitled to physical delivery of certificated debt securities; or

•	considered to be holders of those debt securities under the indenture.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.

Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither any trustee nor we will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

Payment and paying agents

Unless otherwise indicated in a prospectus supplement, the provisions described in this paragraph will apply to the debt securities. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The trustee will be designated as our initial paying agent.

We may also name any other paying agents in a prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for payment on any debt security that remain unclaimed for a period ending the earlier of:

•	10 business days prior to the date the money would be turned over to the applicable state; or

•	at the end of two years after such payment was due, will be repaid to us. Thereafter, the holder may look only to us for such payment.

No protection in the event of a change of control

Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction, whether or not such transaction results in a change in control.

Covenants

Unless otherwise indicated in a prospectus supplement, the debt securities will not contain any financial or restrictive covenants.

Consolidation, merger and sale of assets

Unless we indicate otherwise in a prospectus supplement, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any entity, unless:

•	the successor entity, if any, is a limited liability company, partnership, trust or other business entity existing under the laws of the United States, any State within the United States or the District of Columbia;

•	the successor entity assumes our obligations on the debt securities and under the indentures;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	certain other conditions are met.

Events of default

Unless we indicate otherwise in a prospectus supplement, the following will be events of default for any series of debt securities under the indentures:

(1)	we fail to pay principal of or any premium on any debt security of that series when due;

(2)	we fail to pay any interest on any debt security of that series for 30 days after it becomes due;

(3)	we fail to deposit any sinking fund payment when due;

(4)	we fail to perform any other covenant in the indenture and such failure continues for 90 days after we are given the notice required in the indentures; and

(5)	certain events including our bankruptcy, insolvency or reorganization.

Additional or different events of default applicable to a series of debt securities may be described in a prospectus supplement. An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

The trustee may withhold notice to the holders of any default, except defaults in the payment of principal, premium, if any, interest, any sinking fund installment on, or with respect to any conversion right of, the debt securities of such series. However, the trustee must consider it to be in the interest of the holders of the debt securities of such series to withhold this notice.

Unless we indicate otherwise in a prospectus supplement, if an event of default, other than an event of default described in clause (5) above, shall occur and be continuing with respect to any series of debt securities, either the trustee or the holders of at least a 25 percent in aggregate principal amount of the outstanding securities of that series may declare the principal amount and premium, if any, of the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, to be due and payable immediately.

If an event of default described in clause (5) above shall occur, the principal amount and premium, if any, of all the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under “Subordinated debt securities.”

After acceleration the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amounts or interest, have been cured or waived.

Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

A holder of debt securities of any series will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

(1)	the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

(2)	the holders of at least a majority in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

(3)	the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security (if the debt security is convertible) without following the procedures listed in (1) through (3) above.

We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the conditions and covenants under the indenture and, if so, specifying all known defaults.

Modification and waiver

Unless we indicate otherwise in a prospectus supplement, the applicable trustee and we may make modifications and amendments to an indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

We may also make modifications and amendments to the indentures for the benefit of holders without their consent, for certain purposes including, but not limited to:

•	providing for our successor to assume the covenants under the indenture;

•	adding covenants or events of default;

•	making certain changes to facilitate the issuance of the securities;

•	securing the securities;

•	providing for a successor trustee or additional trustees;

•	curing any ambiguities or inconsistencies;

•	providing for guaranties of, or additional obligors on, the securities;

•	permitting or facilitating the defeasance and discharge of the securities; and

•	other changes specified in the indenture.

However, neither the trustee nor we may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

•	change the stated maturity of any debt security;

•	reduce the principal, premium, if any, or interest on any debt security or any amount payable upon redemption or repurchase, whether at our option or the option of any holder, or reduce the amount of any sinking fund payments;

•	reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity;

•	change the place of payment or the currency in which any debt security is payable;

•	impair the right to enforce any payment after the stated maturity or redemption date;

•	if subordinated debt securities, modify the subordination provisions in a materially adverse manner to the holders;

•	adversely affect the right to convert any debt security if the debt security is a convertible debt security; or

•	change the provisions in the indenture that relate to modifying or amending the indenture.

Satisfaction and discharge; defeasance

We may be discharged from our obligations on the debt securities, subject to limited exceptions, of any series that have matured or will mature or be redeemed within one year if we deposit enough money with the trustee to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

Each indenture contains a provision that permits us to elect either or both of the following:

•	We may elect to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding. If we make this election, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

•	We may elect to be released from our obligations under some or all of any financial or restrictive covenants applicable to the series of debt securities to which the election relates and from the consequences of an event of default resulting from a breach of those covenants.

To make either of the above elections, we must irrevocably deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations or, in the case of debt securities denominated in a currency other than U.S. dollars, cash in the currency in which such series of securities is denominated and/or foreign government obligations. As a condition to either of the above elections, for debt securities denominated in U.S. dollars we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the action.

The term “foreign government obligations” means, with respect to debt securities of any series that are denominated in a currency other than United States dollars:

•	direct obligations of the government that issued or caused to be issued the currency in which such securities are denominated and for the payment of which obligations its full faith and credit is pledged, or, with respect to debt securities of any series which are denominated in euros, direct obligations of certain members of the European Union for the payment of which obligations the full faith and credit of such members is pledged, which in each case are not callable or redeemable at the option of the issuer thereof; or

•	obligations of a person controlled or supervised by or acting as an agency or instrumentality of a government described in the bullet above the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by such government, which are not callable or redeemable at the option of the issuer thereof.

Notices

Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing law

The indentures and the debt securities will be governed by, and construed under, the laws of the State of New York.

No personal liability of directors, officers, employees and stockholders

No incorporator, stockholder, employee, agent, officer, director or subsidiary of ours will have any liability for any obligations of ours, or because of the creation of any indebtedness under the debt securities, the indentures or supplemental indentures. The indentures provide that all such liability is expressly waived and released as a condition of, and as a consideration for, the execution of such indentures and the issuance of the debt securities.

Regarding the trustee

The indentures limit the right of the trustee, should it become our creditor, to obtain payment of claims or secure its claims.

The trustee is permitted to engage in certain other transactions with us. However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which it is trustee, the trustee must eliminate the conflict or resign.

The accompanying prospectus supplement will specify the trustee for the particular series of debt securities to be issued under the indentures.

Subordinated debt securities

The following provisions will be applicable with respect to each series of subordinated debt securities, unless otherwise stated in the prospectus supplement relating to that series of subordinated debt securities.

The indebtedness evidenced by the subordinated debt securities of any series is subordinated, to the extent provided in the subordinated indenture and the applicable prospectus supplement, to the prior payment in full, in cash or other payment satisfactory to the holders of senior debt, of all senior debt, including any senior debt securities.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshalling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings, payments on the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to holders of senior debt of all senior debt.

In the event of any acceleration of the subordinated debt securities of any series because of an event of default with respect to the subordinated debt securities of that series, holders of any senior debt would be entitled to payment in full in cash or other payment satisfactory to holders of senior debt of all senior debt before the holders of subordinated debt securities are entitled to receive any payment or distribution.

In addition, the subordinated debt securities will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, including trade payables and lease obligations. This occurs because our right to receive any assets of our subsidiaries upon their liquidation or reorganization, and your right to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary. If we are recognized as a creditor of that subsidiary, our claims would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to us.

We are required to promptly notify holders of senior debt or their representatives under the subordinated indenture if payment of the subordinated debt securities is accelerated because of an event of default.

Under the subordinated indenture, we may also not make payment on the subordinated debt securities if:

•	a default in our obligations to pay principal, premium, interest or other amounts on our senior debt occurs and the default continues beyond any applicable grace period, which we refer to as a payment default; or

•	any other default occurs and is continuing with respect to designated senior debt that permits holders of designated senior debt to accelerate its maturity, and the trustee receives a payment blockage notice from us or some other person permitted to give the notice under the subordinated indenture, which we refer to as a non-payment default.

We may and shall resume payments on the subordinated debt securities:

•	in case of a payment default, when the default is cured or waived or ceases to exist, and

•	in case of a nonpayment default, the earlier of when the default is cured or waived or ceases to exist or 179 days after the receipt of the payment blockage notice.

No new payment blockage period may start on the basis of a nonpayment default unless 365 days have elapsed from the effectiveness of the immediately prior payment blockage notice. No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior debt may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors. The subordination provisions will not prevent the occurrence of any event of default under the subordinated indenture.

The subordination provisions will not apply to payments from money or government obligations held in trust by the trustee for the payment of principal, interest and premium, if any, on subordinated debt securities pursuant to the provisions described under “—Satisfaction and discharge; defeasance,” if the subordination provisions were not violated at the time the money or government obligations were deposited into trust.

If the trustee or any holder receives any payment that should not have been made to them in contravention of subordination provisions before all senior debt is paid in full in cash or other payment satisfactory to holders of senior debt, then such payment will be held in trust for the holders of senior debt.

Senior debt securities will constitute senior debt under the subordinated indenture.

Additional or different subordination provisions may be described in a prospectus supplement relating to a particular series of debt securities.

Definitions

The term “designated senior debt” means our obligations under any particular senior debt in which the instrument creating or evidencing the same or the assumption or guarantee thereof, or related agreements or documents to which we are a party, expressly provides that such indebtedness shall be designated senior debt for purposes of the subordinated indenture. The instrument, agreement or other document evidencing any designated senior debt may place limitations and conditions on the right of such senior debt to exercise the rights of designated senior debt.

The term “indebtedness” means the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the indenture for such series of securities or thereafter created, incurred or assumed:

•	our indebtedness evidenced by a credit or loan agreement, note, bond, debenture or other written obligation;

•	all of our obligations for money borrowed;

•	all of our obligations evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind,

•	our obligations:

•	as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, or

•	as lessee under other leases for facilities, capital equipment or related assets, whether or not capitalized, entered into or leased for financing purposes;

•	all of our obligations under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements;

•	all of our obligations with respect to letters of credit, bankers’ acceptances and similar facilities, including reimbursement obligations with respect to the foregoing;

•	all of our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business;

•	all obligations of the type referred to in the above clauses of another person and all dividends of another person, the payment of which, in either case, we have assumed or guaranteed, of for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which are secured by a lien on our property; and

•	renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in the above clauses of this definition.

The term “senior debt” means the principal of, premium, if any, and interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, on, and all fees and other amounts payable in connection with, our indebtedness. Senior debt shall not include:

•	any debt or obligation if its terms or the terms of the instrument under which or pursuant to which it is issued expressly provide it shall not be senior in right of payment to the subordinated debt securities or expressly provide that such indebtedness is on the same basis or “junior” to the subordinated debt securities; or

•	debt to any of our subsidiaries, a majority of the voting stock of which is owned, directly or indirectly, by us.

The term “subsidiary” means an entity more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more or our other subsidiaries or by a combination of us and our other subsidiaries. For purposes of this definition, “voting stock” means stock or other similar interests to us which ordinarily has or have voting power for the election of directors, or persons performing similar functions, whether at all times or only so long as no senior class of stock or other interests has or have such voting power by reason of any contingency.

SELLING SECURITYHOLDERS

Certain stockholders of the Company who acquired shares of our common stock in connection with the Company’s acquisition of Pathlore Software Corporation were granted registration rights by the Company pursuant to the Registration Rights Agreement between the Company and those stockholders dated August 3, 2005. These stockholders may exercise their right to sell shares of our common stock from time to time under this registration statement and pursuant to their registration rights agreement. In addition, certain of the warrantholders of the Company listed in Note 14 to the Company’s annual report for fiscal year 2005 on Form 10-K filed March 28, 2006 were granted registration rights for the shares of our common stock underlying their warrants pursuant to certain registration rights agreements between the Company and the warrantholders. These warrantholders may exercise their right to sell their warrant shares upon the exercise of such warrants from time to time under this registration statement and pursuant to their registration rights agreement. Certain officers and directors of the Company may also sell shares of our common stock. These officers and directors acquired their shares by means of an acquisition of another business entity by us, or pursuant to employee stock plans and the exercise of options or rights issued under employee stock plans.

PLAN OF DISTRIBUTION

By Us

We may sell the securities from time to time in one or more transactions:

•	through one or more underwriters or dealers;

•	directly to purchasers;

•	through agents; and

•	through a combination of any of these methods of sale.

We may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; and

•	at negotiated prices.

We will describe the method of distribution of each series of securities in the applicable prospectus supplement.

We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters’ obligations in the related supplement to this prospectus.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers as their agents in connection with the sale of the securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by underwriters, dealers or agents may be treated as underwriting discounts and commissions. Each prospectus supplement will identify any underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

In connection with the offering of certain offered securities, certain persons participation in such offering may engage in transactions that stabilize, maintain or otherwise affect the market prices of such offered securities of our other securities, including stabilizing transactions, syndicate covering transactions and the imposition of penalty bids. Specifically, such persons may overallot in connection with the offering and may bid for and purchase the offered securities in the open market.

All debt securities will be new issues of securities with no established trading market. Underwriters involved in the public offering and sale of debt securities may make a market in the debt securities. However, they are not obligated to make a market and may discontinue market-making activity at any time. No assurance can be given as to the liquidity of the trading market for any debt securities.

Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

By the Selling Securityholders

The selling securityholders may offer and sell shares directly from time to time. The selling securityholders may transfer, devise or gift shares by other means. Selling securityholders may also resell all or a portion of their shares in open market transactions in reliance upon the available exemptions under the Securities Act, such as Rule 144, provided that such transactions satisfy the requirements of one of these exemptions.

Alternatively, the selling securityholders from time to time may offer shares through brokers, dealers, agents or underwriters. Brokers, dealers, agents or underwriters participating in transactions may receive compensation in the form of discounts, concessions or commissions from the selling securityholders (and, if they act as agent for the purchaser of the shares, from that purchaser). The discounts, concessions or commissions might be in excess of those customary in the type of transaction involved and will be in amounts to be negotiated in connection with the sale.

The selling securityholders and any brokers, dealers or agents who participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, and any profits on the sale of shares by them and any discounts, commissions or concessions received by any broker, dealer or agent might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, the selling securityholders may be subject to the prospectus delivery requirements of the Securities Act and to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

In addition, if the selling securityholders are limited liability companies or limited partnerships they may, in the future, distribute their shares to their members or certain other permitted transferees, which may likewise further distribute such shares. Distributed shares may later be sold by such members or other transferees, or by any of their respective distributees.

In order to comply with certain states’ securities laws, if applicable, the shares will be sold in certain jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

The selling securityholders may act independently of us in making decisions with respect to the timing, manner and size of each sale, subject to certain contractual limitations. The selling securityholders may sell all or a portion of the shares from time to time on any stock exchange or automated interdealer quotation system on which the shares are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling securityholders may sell the shares by one or more of the following methods:

•	through one or more underwriters or dealers;

•	directly to purchasers;

•	through agents; and

•	through a combination of any of these methods of sale.

In addition, selling securityholders may enter into option, derivative or hedging transactions with respect to the shares, and any related offers or sales of shares may be made under this prospectus. For example, the selling securityholders may:

•	enter into transactions involving short sales of the shares by broker-dealers in the course of hedging the positions they assume with selling securityholders;

•	sell shares short themselves and deliver the shares registered hereby to settle such short sales or to close out stock loans incurred in connection with their short positions;

•	write call options, put options or other derivative instruments (including exchange-traded options or privately negotiated options) with respect to the shares, or which they settle through delivery of the shares;

•	enter into option transactions or other types of transactions that require the selling securityholder to deliver shares to a broker, dealer or other financial institution, who may then resell or transfer the shares under this prospectus; or

•	loan the shares to a broker, dealer or other financial institution, who may sell the loaned shares.

These option, derivative and hedging transactions may require the delivery to a broker, dealer or other financial institution of shares offered under this prospectus, and that broker, dealer or other financial institution may resell those shares under this prospectus.

The Exchange Act and the anti-manipulation rules under the Exchange Act apply to the sales of shares in the market and to the activities of the selling securityholders and their affiliates. The rules under the Exchange Act include Regulation M, which limits the timing of purchases and sales of securities by the selling securityholders and their affiliates in a distribution. This may affect the marketability of the shares of common stock and the ability of any person or entity engaged in a distribution to engage in market-making activities in the shares.

Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this prospectus.

We have agreed to pay the expenses of registering the shares under the Securities Act, including registration and filing fees, printing and duplication expenses, administrative expenses, legal fees and accounting fees. If the shares are sold through underwriters or broker-dealers, the selling securityholders will be responsible for any discounts, commissions and concessions.

We have agreed to indemnify in certain circumstances certain of the selling securityholders against certain liabilities, including liabilities under the Securities Act. Certain of the selling securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act. The selling securityholders may also agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act.

There can be no assurance that the selling securityholders will sell, or be entitled to sell, any or all of the shares of common stock offered hereunder.

To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

The consolidated financial statements and schedule as of and for the year ended December 31, 2005 and management’s report on the effectiveness of internal control over financial reporting incorporated by reference in this Registration Statement have been audited by BDO Seidman, LLP, independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting. The audit report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, expresses the opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2005 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the following material weaknesses, relating to inadequate reviews of account reconciliations, analyses and journal entries as well as spreadsheet controls, inadequate controls over revenue, and inadequate controls over integration of business acquired, had been identified and included in management’s assessment:

1. Inadequate reviews of account reconciliations, analyses and journal entries as well as spreadsheet controls. We had inadequate review procedures over account reconciliations, account and transaction analyses, journal entries as well as certain spreadsheets. Specifically, control deficiencies were noted in the following areas:

•	Review of journal entries, supporting documentation, calculations and assumptions used to prepare the financial statements and account analyses;

•	Security protection, input data accuracy and logic review over certain spreadsheets used in period-end accounting, analysis and reporting;

•	Review of stock option information and assumptions input into third party software and reconciliations to ensure data integrity; and

•	Review of period-end accruals and reconciliations in the procurement cycle.

2. Inadequate controls over revenue. Certain key controls and review procedures over accounting for revenue were not functioning effectively. Specifically,

•	Documentation of certain revenue recognition decisions was lacking;

•	Review procedures over the application of revenue recognition policies for software license and service arrangements were inadequate;

•	Review procedures over the accounting for service projects, such as the review of documentation supporting project milestone delivery or professional service hours rendered were inadequate;

•	Review procedures relating to royalty customer listings, fixed price contracts and the application of cash receipts were inadequate; and

•	Review procedures relating to shipping documentation for the accuracy of revenue cut-off were inadequate.

3. Inadequate controls over integration of business acquired. We had inadequate review procedures and controls surrounding the fourth quarter acquisition and integration of Pathlore. Specifically,

•	Certain differences in accounting policies were not initially correctly and completely harmonized prior to year-end, resulting in adjustments as of December 31, 2005; and

•	Certain of the acquisition-related adjusting journal entries were not reviewed by the appropriate level of management.

These deficiencies resulted in more than a remote likelihood that a material misstatement of our annual or interim financial statements would not be prevented or detected.

The consolidated financial statements and schedule of SumTotal Systems, Inc. as of December 31, 2004, and for each of the years in the two-year period ended December 31, 2004, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission, or the Commission, in accordance with the Securities Exchange Act of 1934, or the Exchange Act. You may read and copy our reports, proxy statements and other information filed by us at the public reference room of the Commission located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Commission are available free of charge to the public over the Internet at the Commission’s website at http://www.sec.gov.

We have filed with the Commission a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the Company, the reference is only a summary, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the Commission’s public reference room in Washington, D.C., as well as through the Commission’s website.

The Commission allows us to “incorporate by reference” certain information we file with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after June 1, 2006 and prior to the termination of the offering under this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006 as amended by our Form 10-Q/A, Amendment No. 1 filed September 15, 2006.

•	Our Current Reports on Form 8-K filed on February 13, 2006 (excluding Item 2.02 and Exhibit 99.1 thereto), March 15, 2006, April 7, 2006, June 13, 2006, and August 17, 2006.

•	The section entitled “Description of Newco Capital Stock Following the Transaction” contained in our Registration Statement on Form S-4 filed on February 11, 2004.

You may request a copy of these filings, at no cost, by telephoning us at (650) 934-9500 or by writing us at the following address:

SumTotal Systems, Inc.

1808 North Shoreline Boulevard

Mountain View, California 94043

Attention: General Counsel

Part II

Information Not Required in the Prospectus

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the best estimate of the Registrant as to its anticipated expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with a distribution of securities registered hereby:

Securities and Exchange Commission registration fee	$8,025
Trustee’s and transfer agent’s fees and expenses	10,000
Accounting fees and expenses	50,000
Legal fees and expenses	50,000
Printing and engraving	75,000
Blue sky fees and expenses	5,000
Miscellaneous	1,975

Total	$200,000

Item 15. Indemnification of Directors and Officers

The Registrant’s amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following acts:

•	any breach of their duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the directors derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide that the Registrant will indemnify its directors and executive officers and other corporate agents to the fullest extent permitted by law. The Registrant’s bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether the bylaws would permit indemnification.

The Registrant has entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in its amended and restated certificate of incorporation and amended and restated bylaws. These agreements, among other things, provide for indemnification of the Registrant’s directors and executive officers for many expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person’s services as a director or executive officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provided services at the Registrant’s request. The Registrant believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

The limited liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against the Registrant’s directors and officers, even though a derivative action, if successful, might otherwise benefit the Registrant and the Registrant’s stockholders. Moreover, a stockholder’s investment in the Registrant may be adversely affected to the extent the Registrant pays the costs of settlement or damage awards against the Registrant’s directors and officers under these indemnification provisions.

Item 16. Exhibits

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Title
1.1	Form of Underwriting Agreement.*

3.1	Amended and Restated Articles of Incorporation, filed with the Secretary of State of Delaware on March 18, 2004 (incorporated by reference to Form 8-K filed on March 19, 2004).

3.2	Amended and Restated Bylaws (incorporated by reference to Form 8-K filed on March 19, 2004).

4.1	Registration Rights Agreement dated as of November 15, 2001 by and between Click2learn and various investors (incorporated by reference to Click2learn’s Current Report on Form 8-K dated November 15, 2001).

4.2	Form of Warrant to Purchase Common Stock dated as of November 20, 2001 from Click2learn to various investors (incorporated by reference to Click2learn’s Current Report on Form 8-K dated November 15, 2001).

4.3	Registration Rights Agreement dated as of June 20, 2003 by and between Click2learn and various investors (incorporated by reference to Click2learn’s Current Report on Form 8-K dated June 20, 2003).

4.4	Form of Warrant to Purchase Common Stock dated as June 20, 2003 from Click2learn to various investors (incorporated by reference to Click2learn’s Current Report on Form 8-K dated June 20, 2003).

4.5	Registration Rights Agreement between SumTotal, Inc. and certain stockholders of Pathlore Software Corporation dated August 3, 2005 (incorporated by reference to Exhibit 10.4 to the Company’s Annual Report on Form 10-K dated March 28, 2006).

4.6	Form of Senior Indenture.*

4.7	From of Subordinated Indenture.*

4.8	Form of Senior Debt Security.*

4.9	Form of Subordinated Debt Security.*

4.10	Form of Certificate of Designation.*

4.11	Form of Preferred Stock Certificate.*

4.12	Form of Deposit Agreement.*

4.13	Form of Warrant Agreement.*

4.14	Form of Warrant Certificate.*

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.**

12.1	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of BDO Seidman, LLP, independent registered public accounting firm.

23.2	Consent of KPMG LLP, independent registered public accounting firm.

Exhibit Number	Title

23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).**

24.1	Power of Attorney of certain directors and officers of SumTotal Systems, Inc.**

25.1	Form T-1 Statement of Eligibility of Trustee for Senior Indenture under the Trust Indenture Act of 1939 for Senior Indenture.*

25.2	Form T-1 Statement of Eligibility of Trustee for Subordinated Indenture under the Trust Indenture Act of 1939 for Subordinated Indenture.*

*	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended and incorporated herein by reference.
**	Previously filed.

Item 17. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or a prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(j)	The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on September 26, 2006.

SUMTOTAL SYSTEMS, INC.

By:	/s/ ERIKA ROTTENBERG Erika Rottenberg Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Donald E. Fowler	Chief Executive Officer (Principal Executive Officer) and Director	September 26, 2006

/s/ Neil J. Laird Neil J. Laird	Chief Financial Officer (Principal Financial and Accounting Officer)	September 26, 2006

* Jack L. Acosta	Director	September 26, 2006

*	Director	September 26, 2006
John Coné

*	Director	September 26, 2006
Ali R. Kutay

*	Director	September 26, 2006
Sally Narodick

*	Director	September 26, 2006
Kevin Oakes

*	Director	September 26, 2006
Stephen Thomas

*	Director	September 26, 2006
Vijay Vashee

*By:	/s/ ERIKA ROTTENBERG
Erika Rottenberg Attorney-in-fact

Exhibit Index

Exhibit Number	Title
1.1	Form of Underwriting Agreement.*

3.1	Amended and Restated Articles of Incorporation, filed with the Secretary of State of Delaware on March 18, 2004 (incorporated by reference to Form 8-K filed on March 19, 2004).

3.2	Amended and Restated Bylaws (incorporated by reference to Form 8-K filed on March 19, 2004).

4.1	Registration Rights Agreement dated as of November 15, 2001 by and between Click2learn and various investors (incorporated by reference to Click2learn’s Current Report on Form 8-K dated November 15, 2001).

4.2	Form of Warrant to Purchase Common Stock dated as of November 20, 2001 from Click2learn to various investors (incorporated by reference to Click2learn’s Current Report on Form 8-K dated November 15, 2001).

4.3	Registration Rights Agreement dated as of June 20, 2003 by and between Click2learn and various investors (incorporated by reference to Click2learn’s Current Report on Form 8-K dated June 20, 2003).

4.4	Form of Warrant to Purchase Common Stock dated as June 20, 2003 from Click2learn to various investors (incorporated by reference to Click2learn’s Current Report on Form 8-K dated June 20, 2003).

4.5	Registration Rights Agreement between SumTotal, Inc. and certain stockholders of Pathlore Software Corporation dated August 3, 2005 (incorporated by reference to Exhibit 10.4 to the Company’s Annual Report on Form 10-K dated March 28, 2006).

4.6	Form of Senior Indenture.*

4.7	From of Subordinated Indenture.*

4.8	Form of Senior Debt Security.*

4.9	Form of Subordinated Debt Security.*

4.10	Form of Certificate of Designation.*

4.11	Form of Preferred Stock Certificate.*

4.12	Form of Deposit Agreement.*

4.13	Form of Warrant Agreement.*

4.14	Form of Warrant Certificate.*

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.**

12.1	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of BDO Seidman, LLP, independent registered public accounting firm.

23.2	Consent of KPMG LLP, independent registered public accounting firm.

23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).**

24.1	Power of Attorney of certain directors and officers of SumTotal Systems, Inc. (see page II-5 of this Form S-3).**

25.1	Form T-1 Statement of Eligibility of Trustee for Senior Indenture under the Trust Indenture Act of 1939 for Senior Indenture.*

25.2	Form T-1 Statement of Eligibility of Trustee for Subordinated Indenture under the Trust Indenture Act of 1939 for Subordinated Indenture.*

*	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended and incorporated herein by reference.
**	Previously filed.